Exhibit 10.1







                            STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT is entered into this 6th day of December, 2005, by and among Middleby Marshall, Inc. (the "Buyer"), ALKAR HOLDINGS, INC., a Wisconsin corporation (the "Holding Company"), FACILITATOR CAPITAL FUND, LIMITED PARTNERSHIP ("FCF"), Loren Mortenson ("Mortenson"), Adkins Holdings, LLC ("Adkins") (hereinafter, FCF, Mortenson and Adkins are referred to as "Investors"), J. Phillip Hinderaker ("Hinderaker), John Jurkowski ("Jurkowski"), Robert Hanson ("Hanson"), David Smith ("Smith"), Daryl Shackelford ("Shackelford") (hereinafter, Hinderaker, Jurkowski, Hanson, Smith, and Shackelford shall be referred to as the "Managers," and the Managers and Investors shall hereinafter be referred to collectively as the "Sellers"), the Bank of Sun Prairie, as custodian for the J. Phillip Hinderaker-IRA ("Hinderaker IRA Custodian"), the John Jurkowski-IRA ("Jurkowski IRA Custodian"), the Robert Hanson-IRA ("Hanson IRA Custodian"), the Daryl Shackelford-IRA ("Shackelford IRA Custodian"), and the David Smith-IRA ("Smith IRA Custodian") (hereinafter, the Hinderaker IRA Custodian, Jurkowski IRA Custodian, Hanson IRA Custodian, Shackelford IRA Custodian and Smith IRA Custodian shall be referred to as the "Custodians"), and G. Woodrow Adkins.

                              W I T N E S S E T H:

                  WHEREAS, the Sellers own, either individually or beneficially pursuant to individual retirement accounts, all of the issued and outstanding stock of the Holding Company (the "Holding Company Stock"); and

                  WHEREAS, the Holding Company owns all of the issued and outstanding stock of Alkar-RapidPak, Inc., a Wisconsin corporation (the "Operating Company"); and

                  WHEREAS, the Operating Company owns all of the issued and outstanding membership interests of Alkar-RapidPak Brasil LLC, a Wisconsin limited liability company ("Alkar Brasil") (the Holding Company, the Operating Company, and Alkar Brasil are referred to herein as the "Companies"); and

                  WHEREAS, the Sellers desire to sell all of the outstanding stock of the Holding Company, and the Buyer desires to purchase all of the outstanding stock of the Holding Company, all on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

                  Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:

         1.1 "Acquisition Date" means December 31, 2001.

         1.2 "Adjustment Amount" means, subject to Section 2.5(b)(ii), the amount by which the Final Net Working Capital is greater than Seven Hundred Fifty Thousand Dollars ($750,000) or less than Two Hundred Fifty Thousand Dollars ($250,000). (For the avoidance of doubt, by way of example, if Final Net Working Capital is determined to be negative $250,000, the Adjustment Amount shall be $500,000 in favor of Buyer.)

         1.3 "Affiliate" means, with respect to any person, any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any of such person's parents, brothers, sisters, spouse or children. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, including each person that serves as a director, officer, partner, executor or trustee of such specified person. Without limiting the foregoing, with respect to the Companies, each of the Sellers and any Affiliate of the Sellers shall be deemed an Affiliate of the Companies. For the avoidance of doubt, Affiliates will not include limited partners of FCF who are not Sellers or managers, officers, directors or employees of FCF.

         1.4 "Agreement" means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto.

         1.5 "Arbiter" means one of the four major accounting firms reasonably acceptable to the Parties.

         1.6 "Base Purchase Price" means $26,695,182.58.

         1.7 "Basket Amount" has the meaning set forth in Section 9.6(a).

         1.8 "Benchmark Balance Sheet" means the unaudited consolidated balance sheet of the Companies as of September 30, 2005. A copy of such balance sheet is attached hereto as Schedule 1.8.

         1.9 "Benefit Plan(s)" are all employee benefit plans and programs maintained or contributed to by the Companies or with respect to which any of the Companies has or may have in the future any liability, or otherwise applicable to Employees as of the date hereof, including plans and programs providing for pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life or disability insurance, vacation and paid holiday, termination or severance pay, change in control or retention pay, restricted interest, interest option or unit appreciation rights benefits.

         1.10 "Business" means the Companies' business of engineering, manufacturing, distributing, promoting and selling packaging equipment and meat cooking and chilling equipment, as such business is currently being conducted, taken as a whole.

         1.11 "Business Day" means any day which is not a Saturday, Sunday or a legal holiday in the State of Wisconsin, United States of America.

         1.12 "Buyer" has the meaning set forth in the preamble.

         1.13 "Buyer Indemnified Parties" has the meaning set forth in Section 9.1(a).

         1.14 "Cause" means the occurrence of any of the following events, as determined in the reasonable judgment of the Buyer:

              (a) the material failure of the Restricted Manager to perform such Restricted Manager's duties as an employee of the Companies or to comply with reasonable and lawful directions of the Companies (other than as a result of physical or mental illness or injury) where such Restricted Manager does not cure such failure within ten (10) days of receiving notice thereof;

              (b) commission by the Restricted Manager of (i) a felony relating to such Restricted Manager's conduct at work or restricting such Restricted Manager from performing his duties, (ii) a material act or omission constituting dishonesty, disloyalty, moral turpitude or professional misconduct with respect to the Companies or their affiliates, or (iii) an act or omission constituting fraud against the Companies or their affiliates;

              (c) commission by the Restricted Manager of an act or omission that (i) adversely affects, or could reasonably be expected to adversely affect, the Companies' business or reputation, (ii) indicates alcohol abuse which interferes with such Restricted Manager's ability to perform his duties or illegal drug use by such Restricted Manager, or (iii) indicates a violation of any law, regulation or ordinance applicable to the Companies or their business; or

              (d) the Restricted Manager's material violation of the Companies' employee policies and/or code of conduct.

         1.15 "Closing" means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

         1.16 "Closing Balance Sheet" means the consolidated balance sheet of the Companies, as of the Closing, prepared consistently with the Benchmark Balance Sheet.

         1.17 "Closing Date" means December 6, 2005

         1.18 "Closing Payment" means $26,695,182.58, plus One Million Five Hundred Thousand Dollars ($1,500,000) (the "Estimated Working Capital Payment"), less the Escrow Amount.

         1.19 "COBRA" means the provisions of Section 4980B of the Code and
Part 6 of Subtitle B of Title 1 of ERISA.

         1.20 "Code" means the United States Internal Revenue Code of 1986, as amended.


         1.21 "Companies" has the meaning set forth in the Recitals to this Agreement.

         1.22 "Competing Business" means a business which is competitive with the Business as now being conducted, including without limitation any business which (1) involves production or sale of machinery, equipment or parts utilized for cooking and/or chilling, (2) involves the production or sale of rollstock packaging machinery, equipment or parts, (3) involves the production or sale of flash pasteurization machinery, equipment or parts or (4) involves the installation or servicing of the foregoing. "Competing Business" does not include any business which manufactures equipment and products which relate to substantially different processes than those processes addressed by equipment and products manufactured by the Business as set forth in the preceding sentence, including without limitation washers, grinders and slicers.

         1.23 "Confidential Information" means any information relating to the business or affairs of the Business or Buyer, including, without limitation, to information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain, in each case through no wrongful act on the part of any Seller or its Affiliates.

         1.24 "Contract" means any contract, agreement, lease, indenture, collective bargaining agreement, mortgage, purchase and sales order, undertaking, arrangement, evidence of indebtedness, binding commitment or instrument (whether written or oral) to which any of the Companies are a party or by which any of them are bound or to which any of their properties may be subject.

         1.25 "Defect" means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

         1.26 "Employees" means individuals who as of the Closing are employees of the Operating Company (including active and inactive employees).

         1.27 "Encumbrances" means any mortgages, liens, charges, claims, security interests, pledges, assessments, charges, easements or other encumbrances of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         1.28 "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Environmental Release or threatened Environmental Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         1.29 "Environmental Laws" means all common law, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Environmental Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; provided, however, that Environmental Laws do not include laws which regulate or govern product or food safety.

         1.30 "Environmental Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

         1.31 "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

         1.32 "Escrow Agent" means LaSalle Bank N.A.

         1.33 "Escrow Amount" means $4,200,000, subject to the reductions set forth in the Transaction Escrow Agreement.

         1.34 "Final Net Working Capital" has the meaning set forth in Section 2.4.

         1.35 "Financial Statements" means (i) the 2004, 2003 and 2002 audited consolidated balance sheets of the Companies as of December 31, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended and (ii) the Benchmark Balance Sheet and the related consolidated statements of earnings, shareholders' equity and cash flows for the nine (9) months then ended.

         1.36 "GAAP" means U.S. generally accepted accounting principles consistently applied.

         1.37 "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         1.38 "Governmental Permits"means all permits and licenses constituting a material entitlement or otherwise material to the operation of the Business and the use of the Owned Real Property or Leased Real Property.

         1.39 "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

         1.40 "HIPAA" means the provisions of the Health Insurance Portability and Accountability Act of 1996.

         1.41 "Holding Company" has the meaning set forth in the preamble.

         1.42 "Holding Company Stock" has the meaning set forth in the Recitals to this Agreement.'

         1.43 "Indebtedness" of the Companies means all obligations of the Companies (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) all liabilities secured by any Encumbrance on any property, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other person and
(vii) liabilities for income Taxes relating to periods prior to the Closing.

         1.44 "Indemnification Pro Rata Portion" means the percentage set forth for each Seller on Schedule 1.44.

         1.45 "Indemnifying Party" means the party liable for indemnification under Section 9.3.

         1.46 "Injured Party" means the party entitled to indemnification under
Section 9.3.

         1.47 "Intellectual Property" means patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals and reissues), patent applications and proprietary rights in inventions; trademarks, trade names, service marks, designs, logos, slogans, Internet domain names, together with the goodwill of the Business symbolized by any of the foregoing and any registrations and applications for registration therefor; trade secrets, schematics, technology, know-how, Confidential Information and proprietary processes, formulae, algorithms, methodologies, databases, customer lists and supplier lists; copyrights, authors' rights, droit moral, moral rights and any registrations and applications for registration therefor; computer software programs or applications; and rights to sue for past infringement for all of the foregoing.

         1.48 "IRS" means the United States Internal Revenue Service.

         1.49 "Labor Laws" means any federal, state or local laws regulating employment and/or labor relations.

         1.50 "Law" means all statutes, laws, ordinances, decrees, orders, injunctions, rules, directives, and regulations of any Governmental Authority applicable in the countries where the Business is conducted or has previously been conducted including where the Companies' products and services are sold by the Companies.

         1.51 "Leased Personal Property" is the personal property used by the Companies in its operations, owned by others, and subject to a lease agreement.

         1.52 "Leased Real Property" is the real property leased by the Operating Company described more fully in Schedule 3.12(b).

         1.53 "Loss" or "Losses" means each and all of the following items to the extent actually paid or incurred: losses, liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel), but net of any insurance proceeds actually received by the Injured Party with respect to such Losses.

         1.54 "Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, rights, obligations, operations, prospects, condition (financial or otherwise) or results of operations of the Companies taken as a whole, but shall not be deemed to include any changes resulting from general economic, regulatory or political conditions; changes in foreign currency exchange rates; or circumstances that affect the industries as a whole in which the Companies operate generally.

         1.55 "Material Contracts"shall mean written or oral, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Companies to provide or obtain products or services for a period of one year or more, excluding standard warranty contracts entered into in the Ordinary Course without material modification from the preprinted forms used by the Companies in the Ordinary Course, copies of which forms have been made available to Buyer; (c) leases of real property; (d) leases of personal property (other than those which individually provide for annual payments of less than $25,000 and which do not in the aggregate provide for payments in excess of $100,000); (e) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same (other than those which individually provide for annual payments of less than $25,000 and which do not in the aggregate provide for payments in excess of $100,000); (f) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Companies; (g) any Intellectual Property license agreement to which any of the Companies is a party, whether as licensee or licensor thereunder (other than non-exclusive licenses for the use of commercially-available software which was acquired for a cost of less than $5,000) and any "consent to use," "non-assertion", or other agreement restricting any of the Companies' ownership of rights to use Intellectual Property; (h) contracts relating to pending capital expenditures by the Companies; (i) contracts obligating the Companies to purchase parts, accessories, supplies, equipment, (other than those which individually provide for annual payments of less than $25,000 and which do not in the aggregate provide for payments in excess of $100,000); (j) any contracts obligating the Companies to make or receive payments in excess of $25,000, in the aggregate, over the remaining term of such contract; (k) any contracts, agreements or arrangements that entitle the Companies to rebates, discounts or incentives for the purchase of parts, accessories, supplies, equipment or other goods and services; and (l) all other Contracts which are material to the Companies or their businesses, assets or properties.

         1.56 "Net Working Capital" as of a given date shall mean the amount calculated by subtracting the current liabilities of the Companies as of that date from the current assets of the Companies as of that date, determined in accordance with the accounting principles and methodology set forth in Schedule 2.5(a) to this Agreement.

         1.57 "Notice of Claim" means the written notice given by the Injured Party to the Indemnifying Party under Section 9.3 of Losses which the Injured Party has determined have given or could give rise to a claim under Section 9.1 or 9.2.

         1.58 "Notice of Dispute" means a written notice by the Sellers' Representative to the Buyer delivered pursuant to Section 2.5, specifying in reasonable detail all points of disagreement with the Buyer's calculation of the Final Net Working Capital.

         1.59 "Operating Company" has the meaning set forth in the recitals to this Agreement.

         1.60 "Ordinary Course" means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by the Business.

         1.61 "Ownership Schedule" is the schedule attached hereto as Schedule 1.61, which sets forth the direct and indirect ownership interests in the Holding Company and the Pro Rata Portion owned by each Seller.

         1.62 "Owned Real Property" is the real property owned by the Operating Company described more fully in Schedule 3.12(a).

         1.63 "Party" means any Seller, the Holding Company, or the Buyer, and "Parties" means the Holding Company, all of the Sellers and the Buyer.

         1.64 "Permitted Encumbrances" means, collectively, (a) encumbrances that are disclosed in Schedule 1.64, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law and (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or inspection of the property would reveal.

         1.65 "Pre-closing Periods" means all taxable periods of the Companies ending on or before the Closing Date.

         1.66 "Pro Rata Portion" is the direct or indirect percentage interest in Holding Company owned by each Seller as set forth on the Ownership Schedule.

         1.67 "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Companies, including any product sold by the Companies as the distributor, agent, or pursuant to any other contractual relationship.

         1.68 "Purchase Price" means $26,695,182.58 plus or minus the Adjustment Amount.

         1.69 "Qualified Plans" are Benefit Plans intended to meet the requirements of Section 401(a) of the Code.

         1.70 "Records" means all accounting and Tax records and all files, instruments, papers, books, records and documents of the Companies, including, without limitation, all customer lists, personnel records, supplier lists, price lists, telephone numbers and listings, advertising materials, business files, ledgers, journals, budgets, contracts, computer files and programs, operating data and plans, financial data, sales invoices, purchase and payment receipts, payroll and transaction details, engineering drawings, operating manuals, environmental studies and plans, notes, memoranda, test records and any other electronic or written data pertaining or relating to the Business prior to the Closing.

         1.71 "Releases" means the documents delivered to Buyer at Closing by the Sellers in the form of Exhibit A hereto.

         1.72 "Resignations" means the resignations delivered to Buyer at Closing by the Sellers in the form of Exhibit B hereto.

         1.73 "Restricted Managers" has the meaning given to it in Section
6.8(a).

         1.74 "Restricted Manager Non-Competition Period" has the meaning given to it in Section 6.8(a).

         1.75 "Satisfied Debts and Liabilities" has the meaning given to it in
Section 6.5.

         1.76 "Sellers" has the meaning set forth in the preamble.

         1.77 "Sellers' Representative" is FCF.

         1.78 "Straddle Period Taxes" has the meaning given to it in Section 6.7(a).

         1.79 "Straddle Periods" has the meaning given to it in Section 6.7(a).

         1.80 "Tax" or "Taxes" means all taxes, charges, fees, levies, duties or other like governmental assessments including, without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, escheat, value-added and excise taxes; Pension Benefit Guaranty Corporation premiums and any other governmental charges of the same or similar nature (whether payable directly or by withholding); all penalties, additions to tax and interest relating to any such taxes, premiums or charges and any liability for any such amounts as a result either of being a member of a combined, consolidated, unitary, affiliated or other similar group or of a contractual obligation to indemnify an Person, regardless of whether disputed. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."

         1.81 "Taxing Authority"means any governmental entity responsible for the imposition or collection of any Taxes.

         1.82 "Tax Return"means any report, return, document, declaration or other information or filing (including any amendment thereto or related or supporting information) supplied or required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

         1.83 "Transaction Escrow Agreement" means the agreement among the Sellers, the Buyer and the Escrow Agent in substantially the form of Exhibit C hereto.

                                  ARTICLE II
                 PURCHASE AND SALE OF THE HOLDING COMPANY STOCK
                 ----------------------------------------------

         2.1 Transfer of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the respective Sellers and Custodians shall sell, assign, transfer and convey the number of shares of Holding Company Stock set forth opposite such Seller's and Custodian's name on the Ownership Schedule free and clear of all Encumbrances, other than restrictions imposed by federal and state securities laws to the Buyer and the Buyer shall purchase, acquire and accept the Holding Company Stock from each of the respective Sellers and Custodians.

         2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment and transfer to Buyer at the Closing of all of the issued and outstanding Holding Company Stock, the Buyer shall pay the Purchase Price for all of the issued and outstanding Holding Company Stock.

         2.3 Closing. The Closing shall take place at the close of business. on the Closing Date at the offices of Foley & Lardner LLP, in Madison, Wisconsin, or on such other date and at such other place as the Parties may agree to in writing. At the Closing, (i) the Holding Company shall deliver or cause to be delivered to the Buyer the documents identified in Section 7.1, and (ii) each Seller shall deliver or cause to be delivered to the Buyer the documents identified in Section 7.2. At the Closing, the Buyer shall deliver (x) to the Sellers, the documents identified in Section 8.1, (y) to the Escrow Agent, the Escrow Amount, to be held and delivered by the Escrow Agent pursuant to Section
9.9 hereof and the Transaction Escrow Agreement, and (z) to each Seller and Custodian, such Seller's and Custodian's Pro Rata Portion of the Closing Payment, by wire transfer of immediately available funds to the account designated by such Seller to the Buyer prior to the Closing Date.

         2.4 Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event no later than one-hundred-twenty (120) days thereafter, the Buyer shall prepare and deliver to the Sellers the Closing Balance Sheet and during such period Sellers shall cooperate fully with any reasonable requests by Buyer for information concerning Net Working Capital or the components thereof. Such Closing Balance Sheet shall be accompanied by a statement calculating the final Net Working Capital reflected on the Closing Balance Sheet (the "Final Net Working Capital"). The Final Net Working Capital shall be calculated in accordance with GAAP consistently applied, in all material respects, with prior periods. The Buyer shall permit the Sellers and their representatives to review promptly upon request all records of the Business reasonably necessary for the preparation or review of such Closing Balance Sheet and, subject to the confidentiality provisions set forth in
Section 6.2, computation of Final Net Working Capital and to take copies of the same; provided, however, that such copies shall be returned to Buyer within five (5) days of the later to occur of the resolution of the Final Net Working Capital or any dispute arising under Section 2.5.

         2.5 Post-Closing Adjustment.

              (a) The Sellers' Representative may dispute the Final Net Working Capital as calculated by the Buyer at any time within thirty (30) days after the date the Sellers receive the calculation thereof, by delivery to the Buyer of a Notice of Dispute. Upon receipt of any Notice of Dispute by the Buyer, the Sellers' Representative and the Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Sellers' Representative and the Buyer within thirty (30) calendar days after the receipt of the Notice of Dispute, the Sellers' Representative and the Buyer shall jointly refer the dispute to the Arbiter, as an arbitrator to finally resolve, as soon as practicable, and in any event within thirty (30) calendar days after such reference, all points of disagreement with respect to the Final Net Working Capital reflected on the Closing Balance Sheet. For purposes of such arbitration the Sellers' Representative and the Buyer shall each submit a proposed calculation of the Final Net Working Capital. The Arbiter shall apply the terms of Section 2.4 of this Agreement, the accounting principles and methodology set forth in Schedule 2.5(a) to this Agreement, and the other provisions of this Agreement relating to the Closing Balance Sheet, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. Each of the Parties shall bear its own expenses in connection with the arbitration, unless the Arbiter otherwise directs. The fees and expenses of the Arbiter incurred in connection with the arbitration of the Final Net Working Capital shall be allocated between the Sellers and the Buyer by the Arbiter in proportion to the extent either of such Parties did not prevail on items in dispute with respect to the Final Net Working Capital reflected on the Closing Balance Sheet; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section, the other Party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding on the Buyer and the Sellers with respect to the Final Net Working Capital and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.

              (b) The Purchase Price shall be finally paid, or overpayment refunded, as follows, based on the Final Net Working Capital determined pursuant to Sections 2.4 and 2.5:

                  (i) The Escrow Agent shall pay to the Buyer the amount by which the Estimated Working Capital Payment exceeds the Adjustment Amount (for the avoidance of doubt, by way of example, if Final Net Working Capital is determined to be negative $250,000 resulting in an Adjustment Amount of $500,000 in favor of Buyer, then the Escrow Agent shall pay to the Buyer the Amount of $2,000,000); provided, however, that if such amount exceeds the Escrow Amount, then Sellers shall promptly pay to Buyer any such excess over the Escrow Amount, or

                  (ii) the Buyer shall pay to each of the Sellers and Custodians such Seller's and Custodian's Pro Rata Portion of the amount by which the Adjustment Amount exceeds the Estimated Working Capital Payment (provided, however, that in no event shall the aggregate of the Adjustment Amount and the Estimated Working Capital Payment exceed Three Million Dollars ($3,000,000)).

                  Any payment so required to be made by either the Sellers or the Buyer shall be by wire transfer of immediately available funds, not more than seven (7) Business Days after final determination thereof, to an account to be designated by the payee at least two (2) Business Days prior to the due date.

         2.6 Taxes. All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Holding Company Stock as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne by the Sellers.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANIES AND SELLERS
                          ----------------------------

         A. Each of Sellers and the Companies severally and not jointly make each of the representations and warranties contained in Sections 3.1 through and including Section 3.30 to the Buyer, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

         3.1 Existence and Power.

             (a) Organization and Existence.

                 (i) The Holding Company is duly organized, validly existing and in active status under the laws of the State of Wisconsin. Schedule 3.1(a) contains correct and complete copies of the Articles of Incorporation and Bylaws of the Holding Company, as most recently amended or adopted.

                 (ii) The Operating Company is duly organized, validly existing and in active status under the laws of the State of Wisconsin. Schedule 3.1(a) contains correct and complete copies of the Articles of Incorporation and Bylaws of the Operating Company, as most recently amended or adopted.

                 (iii) Alkar Brasil is duly organized, validly existing and in active status under the laws of the State of Wisconsin. Schedule 3.1(a) contains correct and complete copies of the Articles of Organization and Operating Agreement of Alkar Brasil, as most recently amended or adopted.

             (b) Each of the Companies has all power and authority necessary to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. Each of the Companies has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder, and the consummation of the transactions contemplated hereby.

             (c) The Holding Company, the Operating Company and Alkar Brasil each has the power and authority to own, lease and use its assets and to transact the business in which it is engaged, and each Company holds all material authorizations, franchises, licenses and Governmental Permits required therefor. The Holding Company, the Operating Company, and Alkar Brasil are each duly licensed or qualified to do business and is in good standing in each jurisdiction where such license or qualification is required, except those jurisdictions where the failure to be so licensed or qualified does not have a Material Adverse Effect. Schedule 3.1(c) sets forth each jurisdiction in which each Company has qualified to do business together with any state or other similar identification. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Companies.

         3.2 No Violation. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by the Companies, the performance by such parties of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the Articles of Incorporation, Bylaws or other organizational or governing document of any such parties, (ii) violate or conflict with any Law of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against any such parties, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against any such parties,
(iv) result in or require the creation or imposition of any Encumbrance upon or with respect to any of the properties or assets of any such parties, (v) give to any individual or entity a right or claim against any such parties or (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other person.

         3.3 Valid and Enforceable Agreement. This Agreement has been duly executed and delivered by each of the Companies and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.

         3.4 Capitalization and Ownership.

             (a) The Ownership Schedule sets forth with respect to each of the Companies the number of authorized shares of each class of its capital stock and the number of issued and outstanding shares of each class of its capital stock and the number of shares held and owned by each of its stockholders. No preemptive rights or rights of first refusal or similar rights exist with respect to any shares of capital stock of the Companies and no such rights arise by virtue of or in connection with the transactions contemplated hereby; there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any of the Companies to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Companies; there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Companies; and none of the Companies is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

             (b) The Sellers own 100% of the issued and outstanding capital stock of the Holding Company, and no other person or entity has an equity interest or other interest in Holding Company. The Holding Company Stock constitutes all equity interests of the Holding Company issued and outstanding as of the Closing. The Ownership Schedule sets forth this information in tabular form, except for the loans payable by certain Sellers to the Companies which shall be satisfied at Closing. All of the shares of the Holding Company Stock have been validly issued, and are fully paid and non-assessable, except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, and were issued in compliance with all applicable state and federal securities laws and were not issued in violation of any preemptive rights or rights of first refusal or similar rights.

             (c) The Holding Company owns 100% of the issued and outstanding capital stock of the Operating Company, and no other person or entity has an equity interest or other interest in Operating Company. All of the shares of the Operating Company stock have been validly issued, and are fully paid and non-assessable, except to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, and were issued in compliance with all applicable state and federal securities laws and were not issued in violation of any preemptive rights or rights of first refusal or similar rights. As of the date of this Agreement, the Holding Company does not, directly or indirectly, own capital stock or other securities of, or any proprietary interest in, or control any other entity or person other than the ownership of all of the issued and outstanding stock of Operating Company and Alkar Brasil.

             (d) The Operating Company owns 100% of the issued and outstanding membership units of Alkar Brasil, and no other person or entity has an equity interest or other interest in Alkar Brasil. All of the units of Alkar Brasil have been validly issued, and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities laws and were not issued in violation of any preemptive rights or rights of first refusal or similar rights. As of the date of this Agreement, the Operating Company does not, directly or indirectly, own capital stock or other securities of, or any proprietary interest in, or control any other entity or person other than the ownership of all of the issued and outstanding units of Alkar Brasil.

             (e) As of the date of this Agreement, Alkar Brasil does not, directly or indirectly, own capital stock or other securities of, or any proprietary interest in, or control any entity or person.

             (f) All of the shares and the units of Alkar Brasil referred to in this Section 3.4 are owned by the applicable stockholders or members, as the case may be, free and clear of all Encumbrances.

             (g) Simultaneously with the Closing, Sellers and the Companies have satisfied in full any and all obligations of the Companies under any and all Stock Appreciation Rights Plans, including, without limitation, the plan set forth on Schedule 3.4(g).

         3.5 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by the Sellers and Custodians to Buyer at the Closing will effectively vest in Buyer good, valid and marketable title to all of the issued and outstanding Holding Company Stock pursuant to and as contemplated by this Agreement free and clear of all Encumbrances.

         3.6 Records. The documents and agreements of each of the Companies that were provided to Buyer are true, accurate, and complete in all material respects and reflect all amendments made through the date of this Agreement. All accounts, books, ledgers and official and other records of each of the Companies are accurate and complete in all material respects, and to the knowledge of the Sellers and the Companies there are no inaccuracies or discrepancies of any kind contained therein. The capital stock ledgers of each of the Companies, as previously made available to Buyer, contain accurate and complete records of all issuances, transfers and cancellations of capital stock of each of the Companies. 3.7 Financial Statements.

             (a) Attached as Schedule 3.7(a) are the true and complete Financial Statements. The audited Financial Statements (a) were derived from the books and records of the Companies and (b) present fairly in all material respects the financial position and results of operations of the Companies at the dates and for the periods indicated, and were prepared in accordance with GAAP consistently applied. The unaudited Financial Statements (a) were derived from the books and records of the Companies and (b) present fairly in all material respects the financial position and results of operations of the Companies at the dates and for the periods indicated, and were prepared in accordance with GAAP consistently applied. Upon payment of the Purchase Price in accordance with the wire transfer instructions provided by Sellers pursuant to Section 2.3, there will be no Indebtedness of the Companies. Sellers and the Companies agree and acknowledge that irrespective of the foregoing, the Closing Balance Sheet prepared in accordance with Sections 2.4 and 2.5 shall be free of any Indebtedness of the Companies.

             (b) The Estimated Working Capital Payment set forth in Section
1.18 has been calculated in a manner consistent with the methodology set forth in Sections 2.4 and 2.5 and represents Sellers' and the Companies' good faith estimate of the Adjustment Amount. Schedule 3.7(b) sets forth the true and correct calculation of the Estimated Working Capital Payment.

         3.8 Absence of Certain Developments. Since the date of the Benchmark Balance Sheet, except as is disclosed on Schedule 3.8, none of the Companies has:

             (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest;

             (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise, on or with respect to its capital stock or other securities or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities;

             (c) sold, leased, licensed or transferred any of its properties or assets other than in the Ordinary Course;

             (d) abandoned or failed to maintain any rights in Intellectual Property owned by or licensed to it;

             (e) (i) acquired (including, without limitation, for cash or shares of capital stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the Ordinary Course, purchased any property or assets of any other person, (ii) made or obligated itself to make capital expenditures out of the Ordinary Course, (iii) other than in the Ordinary Course, incurred any obligations or liabilities including, without limitation, Indebtedness,
(iv) issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for, the obligations of any person, or made any loans or advances, (v) modified, terminated or entered into any Contract other than in the Ordinary Course, or (vi) imposed any security interest or other Encumbrance on any of its assets other than in the Ordinary Course;

             (f) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $50,000 in the aggregate;

             (g) suffered any Material Adverse Effect in the working capital, consolidated financial condition, businesses, results of operations or prospects of the Companies;

             (h) waived, canceled, compromised or released any rights other than in the Ordinary Course;

             (i) increased the compensation payable or to become payable to its employees, officers or directors or granted any bonus, severance or termination pay to, or entered into any bonus, employment, change of control or severance agreement with, any of its managers, officers, or employees, or established, adopted, entered into or amended or taken any action to accelerate any rights or benefits with respect to any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any managers, officers or employees;

             (j) made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to a Benefit Plan or otherwise;

             (k) conducted any operations or adopted any policies other than in the Ordinary Course;

             (l) taken any action with respect to accounting policies or procedures or made any adjustment to its books and records other than in the Ordinary Course;

             (m) paid, discharged or satisfied any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of due and payable liabilities reflected or reserved against in its financial statements, as appropriate;

             (n) delayed paying any account payable beyond the date on which it is due and payable except to the extent being contested in good faith;

             (o) entered into any transaction with any Seller or any of the Sellers' Affiliates; or

             (p) agreed, in writing or otherwise, to do or authorized any of the foregoing.

         3.9 Liabilities.

             (a) None of the Companies has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except:

                 (i) to the extent reflected on the Benchmark Balance Sheet and not heretofore paid or discharged;

                 (ii) liabilities incurred in the Ordinary Course since the date of the Benchmark Balance Sheet which, individually and in the aggregate, are not material and are of the same character and nature as the obligations, duties and liabilities set forth on the Benchmark Balance Sheet; and

                 (iii) liabilities incurred in the Ordinary Course prior to the date of the Benchmark Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material.

         3.10 Taxes.

             (a) Except as set forth on Schedule 3.10(a), all Tax Returns in respect of Pre-Closing Periods required to be filed with respect to the Companies, and any current or former subsidiary thereof, have been, or will be, filed in a timely manner (taking into account all extensions of due dates) and all Taxes for the respective Pre-Closing Periods of the Companies, and any current or former subsidiary thereof (other than Taxes that are reflected on the Closing Balance Sheet or are being contested in good faith), whether or not shown on such Tax Returns, have been, or will be, paid. All such Tax Returns are true, correct and complete in all material respects.

             (b) Except as set forth on Schedule 3.10(b), no deficiencies for any Taxes in respect of the Companies, and any current or former subsidiary thereof, have been asserted or assessed in writing, which remain unpaid.

             (c) With respect to each of the Companies, and any current or former subsidiary thereof, (i) there is no action, suit, proceeding, audit, written claim, lien (other than Permitted Encumbrances), or assessment pending, proposed or threatened in writing, with respect to Taxes or with respect to any Tax Return, (ii) all amounts required to be collected or withheld with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted, (iii) no extension of time within which to file any Tax Return has been requested which Tax Return has not since been filed, (iv) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remain in effect, (v) there are no tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that could reasonably be expected to affect liabilities for Taxes for any period after the Closing Date, and (vi) none of the Companies, or any current or former subsidiary thereof, has agreed to, or is required to include in income, any adjustment pursuant to
Section 481(a) or 482 of the Code (or similar provisions of other law) nor has any Taxing Authority proposed in writing any such adjustment or change of accounting method.

             (d) None of the Companies, or any current or former subsidiary thereof, (i) is or has been a member of an affiliated group as defined under
Section 1504 of the Code and (ii) has any liability for Taxes of any Person (a) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) or (b) as a transferee or successor, by contract or otherwise.

             (e) None of the Companies, or any current or former subsidiary thereof, is or has been a party to any tax sharing or similar agreement.

             (f) None of the Companies, or any current or former subsidiary thereof, has received written notice of a claim from a Taxing Authority in a jurisdiction in which such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

             (g) No power of attorney that would be in force after the Closing Date has been granted by any of the Companies, or any current or former subsidiary thereof, with respect to Taxes.

             (h) None of the Companies, or any current or former subsidiary thereof, is, and during the five-year period ending on the Closing Date, none of the Companies, or any current or former subsidiary thereof, has been, a "United States Real Property Holding Corporation," as such term is defined in
Section 897(c) of the Code and the regulations promulgated thereunder.

             (i) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of any of the Companies, or any current or former subsidiary thereof, that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by such entity under Section 280G of the Code.

             (j) None of the Companies, or any current or former subsidiary thereof, has filed with respect to any item a disclosure statement pursuant to
Section 6662 of the Code or any comparable disclosure with respect to state, local and/or foreign Tax statutes.

             (k) None of the Companies, or any current or former subsidiary thereof, has participated in a reportable transaction or filed with respect to any item a disclosure statement pursuant to Treas. Reg. Section 1.6011-4 of the Code or any comparable disclosure with respect to state, local and/or foreign Tax statutes.

             (l) Alkar Brasil has been treated as a disregarded entity within the meaning of Treas. Reg. Section 301.7701-3(b)(1) for all U.S. federal and state income tax purposes since its formation.

             (m) None of the Companies has been a distributing or controlled corporation in any transaction described in Section 355 of the Code that would be treated as part of a "plan (or series of related transactions)" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

         3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no actions, suits or other legal or administrative proceedings or other governmental investigations pending or, to the knowledge of the Companies and the Sellers, threatened against or by the Holding Company, Operating Company or Alkar Brasil or their properties or assets, and there is no basis for any of the foregoing. Except as set forth on Schedule 3.11(b), neither the Holding Company, the Operating Company nor Alkar Brasil is subject to any order, judgment, writ, injunction or decree of any Governmental Authority to which any of the Companies is or was a party which have not been complied with in full or which continue to impose any obligations on the Company.

         3.12 Title to Properties.

             (a) The Operating Company does not own any real property other than the Owned Real Property described on Schedule 3.12(a). The Holding Company and Alkar Brasil do not own any real property.

             (b) Schedule 3.12(b) sets forth a list of all Leased Real Property and the applicable lease agreements for such Leased Real Property, true and complete copies of which have been made available to Buyer. The Operating Company conducts its business and operations entirely at and from the Owned Real Property and the Leased Real Property. The Holding Company and Alkar Brasil are not parties to any real property leases.

             (c) Schedule 3.12(c) sets forth a list of Leased Personal Property used by the Operating Company and the associated leases. The Holding Company and Alkar Brasil are not parties to any personal property leases.

             (d) As of the date hereof, each of the leases set forth on
Schedule 3.12(b) and Schedule 3.12(c) is legal, valid and binding on the Operating Company and, to the knowledge of the Companies and the Sellers, the other party or parties thereto. As of the Closing Date, each of the leases set forth on Schedule 3.12(b) and Schedule 3.12(c) will be legal, valid and binding on the Operating Company, and, to the Holding Company's knowledge, the other party or parties thereto.

             (e) Except as set forth on Schedule 3.12(e) or except to the extent the same constitutes a Permitted Encumbrance hereunder, there are no leases, subleases, tenancy agreements, easements, written covenants, or written restrictions to which the Operating Company is a party as of the date hereof which create or confer on any person other than the Operating Company a right to use, occupy or possess all or any of the Owned Real Property or the Leased Real Property or interest therein.

             (f) All bank, saving, checking, investment accounts, safe deposit boxes, and lockboxes of the Holding Company, the Operating Company and the Alkar Brasil and the names of all persons authorized to withdraw funds from each such account are identified on Schedule 3.12(f) hereto.

         3.13 Condition of Real and Personal Property.

              (a) Except as listed on Schedule 3.13, all of the buildings, offices and other structures located on the Owned Real Property and Leased Real Property which, taken as a whole, are material to the conduct of the Business are structurally sound with no known defects, are in good operating condition and repair, are adequate for the use to which they are presently being put, and, with respect to the Leased Real Property, are maintained in the manner and to the standard required under the applicable lease.

              (b) Except as set forth in Schedule 3.13, all tangible personal property which, taken as a whole, is material to the conduct of the Business has been maintained in reasonable operating condition and repair.

         3.14 Title. Each of the Companies has good and marketable title to all of its assets reflected as owned on the Benchmark Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances.

         3.15 Contracts.

              (a) Schedule 3.15(a) sets forth a list of all Material Contracts to which any of the Companies or any Seller (in the case of Material Contracts to which a Seller is a party, those Contracts that relate solely to the business of the Companies), true, correct and complete copies of which have been provided to Buyer. Schedule 3.15(a) identifies those Material Contracts that require the consents of third parties to the transactions contemplated hereby. The copy of each Material Contract furnished to Buyer is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Each of the Material Contracts constitutes the legal, valid and binding obligation of the respective Company that is a party to such Material Contract, each in accordance with its terms and, to the knowledge of the Companies and Sellers, the other party or parties thereto. The Companies are not subject to any Contract, decree or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

              (b) The terms of all Material Contracts have been complied with in all material respects by the Holding Company, the Operating Company, Alkar Brasil or Sellers (as applicable) and, to the knowledge of the Companies and Sellers, by the other parties to such Material Contracts and no claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract.

              (c) All rebates provided for in the Material Contracts have been provided by the Companies in the Ordinary Course, and except as set forth on
Schedule 3.15(c), at present there are no fines, assessments, holdbacks outside of the ordinary course of business, rebates or offsets under any such Contracts. Schedule 3.15(c) sets forth a description of all rebate programs of the Companies to which customers of the Companies participate on the date hereof, and an estimate of the obligations of the Companies under such rebate programs as of the date hereof. The Benchmark Balance Sheet properly accrues or reserves for all such rebate programs as of the date of such balance sheet in accordance with GAAP consistently applied.

              (d) To the knowledge of the Companies and the Sellers, none of the Companies is a party to a Contract with a governmental entity which requires any of Companies to have an affirmative action plan.

         3.16 Licenses and Permits. Except as set forth on Schedule 3.16(a), the Companies have all Governmental Permits, licenses and authorizations necessary for the conduct of the Business as presently conducted in the Ordinary Course, and all such Governmental Permits, licenses and authorizations are in full force and effect, and, except as set forth on Schedule 3.16(a), to the knowledge of the Companies and the Sellers, all of such Governmental Permits, licenses and authorizations will continue to be in full force and effect immediately following the consummation of the transactions contemplated herein. Schedule 3.16(b) sets forth a full and complete list of, and Sellers and the Companies have delivered to Buyer copies of all Governmental Permits owned, issued to or held by the Companies as of the date of this Agreement. No violations are or have been recorded in respect of any Governmental Permit. No proceeding is pending or threatened to revoke or limit any Governmental Permit.

         3.17 Compliance with Laws. Except as set forth in Schedule 3.17, the Companies have complied in a timely manner in all material respects with all applicable Laws and no Company has received any notice that any violation is being alleged.

         3.18 Environmental Matters.

              (a) Except as set forth on Schedule 3.18(a) hereof, the Companies are and have been for the applicable statute of limitations period in material compliance with all applicable Environmental Laws applicable to the Owned Real Property and Leased Real Property and operations thereon. Neither the Sellers nor the Companies have received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Companies are not in such compliance, and there are no past or present (or to the knowledge of the Sellers and the Companies, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future. Except as set forth on Schedule 3.18(a) hereof, there is no Environmental Claim pending or, to the knowledge of the Companies and Sellers, threatened against the Companies or, to the knowledge of the Sellers and Companies, against any person or entity whose liability for any Environmental Claim the Companies have or may have retained or assumed either contractually or by operation of law.

              (b) Except as set forth on Schedule 3.18(b) hereof, there are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Environmental Release, threatened Environmental Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Companies, or to the knowledge of the Sellers and Companies, against any person or entity whose liability for any Environmental Claim the Companies has or may have retained or assumed either contractually or by operation of law.

              (c) The Operating Company has been and is in compliance with all Governmental Permits necessary for its activities and operations at the Owned Real Property and the Leased Real Property.

              (d) Except as set forth on Schedule 3.18(d), the Companies, and any other person or entity for whose conduct they may be held responsible, have not (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Leased Real Property or Owned Real Property or operations thereon; (ii) received notice under the citizen suit provision of any Environmental Law in connection with the Leased Real Property or Owned Real Property or any operations thereon; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal inquiry, or formal or informal complaint or claim with respect to any violation of an Environmental Law relating to the Leased Real Property or Owned Real Property or any operations thereon; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Leased Real Property or Owned Real Property or any operations thereon; and the Companies, and any other person or entity for whose conduct they may be held responsible, and Sellers and the Companies have no knowledge that any of the above will be forthcoming.

              (e) The Sellers have delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Sellers or the Companies pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Companies, or regarding the Companies' compliance with applicable Environmental Laws. For purposes of this subsection, material reports shall not include material safety data sheets.

         3.19 Intellectual Property.

              (a) Schedule 3.19 sets forth a complete and accurate list of all United States and foreign Intellectual Property owned by the Companies, including a list of all the Companies' patent applications currently pending. Each applicable Company owns good title to the items listed on Schedule 3.19, free and clear of all Encumbrances. Schedule 3.19 sets forth a complete and accurate list of all license agreements for Intellectual Property to which any of the Companies is a party as either a licensee or licensor and any other agreements under which any of the Companies grants or receives any rights to Intellectual Property, except for non-exclusive license agreements for commercially-available software that were acquired by a Company for a cost of less than $5,000. The Intellectual Property owned and used by the Companies, as set forth on Schedule 3.19, is sufficient for the continued conduct of the Business after the Closing in the same manner as it is currently being conducted.

              (b) Except as set forth on Schedule 3.19:

                  (i) the conduct of the Business as presently conducted does not infringe or misappropriate any third party's rights in Intellectual Property and no such claims, suits or actions have been brought or threatened in writing by a third party, nor, to the knowledge of the Companies and the Sellers, is any Intellectual Property owned by the Companies being infringed or misappropriated and no such claims, suits or actions have been brought or threatened against any third party by the Companies;

                  (ii) the Intellectual Property owned by the Companies and, to the knowledge of the Companies and the Sellers, any Intellectual Property used by the Companies that is material to the conduct of the Business, is valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

                  (iii) the Companies have taken reasonable measures to protect the confidentiality of their trade secrets, including requiring their employees and persons having access thereto to execute written non-disclosure agreements; and

                  (iv) the transactions contemplated hereby will not result in the loss or impairment of the Companies' right to own or use any Intellectual Property used in the conduct of the Business as it is currently conducted nor will it require the consent of any Governmental Authority or third party with respect to any such Intellectual Property.

         3.20 Insurance Policies. Schedule 3.20 contains a complete and correct list and description of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, group life, health, accident and other insurance held by the Companies with respect to the Business, the Owned Real Property and the Leased Real Property. Such policies are in full force and effect and, to the knowledge of the Companies and Sellers, insure adequately against risks to which the Companies, the Business, the Owned Real Property or the Leased Real Property are normally exposed in the operation of Business. There are no material outstanding unpaid claims under any such policy or binder pertaining to the Business, the Owned Real Property or the Leased Real Property and no notice of cancellation, expiration or non-renewal of any such policy has been received by the Companies or the Sellers and no cause for such termination exists. A copy of each insurance policy has been provided to Buyer or otherwise made available pursuant to Buyer's due diligence investigation of the Companies.

         3.21 Related Party Transactions. Except as disclosed in Schedule 3.21, no Seller, nor any person controlling, controlled by or under common control with any Seller and no officer or director of any Seller has any interest, financial or otherwise, in any business, corporate or otherwise, is a party to, or has an interest in any property which is the subject of, business relationships or arrangements of any kind with the Companies in connection with the Business, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

         3.22 Labor Matters.

              (a) Except as set forth on Schedule 3.22(a), (i) there is no controversy existing, pending or, to the knowledge of the Companies and Sellers, threatened with any association or union or collective bargaining representative of the Employees and (ii) except to the extent the non-satisfaction of which would not have a Material Adverse Effect, the Companies have fully satisfied any and all obligations they may have under Labor Laws.

              (b) Except as set forth on Schedule 3.22(b), there is no charge or complaint relating to an unfair labor practice pending against the Companies, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to the knowledge of the Companies and Sellers, threatened against the Companies.

              (c) Except as set forth on Schedule 3.22(c), there is no collective bargaining or similar agreement between any of the Companies and any labor organization, and none of the Companies are part of any multi-employer group, unit or association for the purpose of collective bargaining. None of the Companies has delegated any bargaining authority and/or authorized any association or group of any kind to represent it in collective bargaining with any labor organization.

              (d) Except as set forth on Schedule 3.22(d), all Employees are employees at will, and without any employment agreement with any of the Companies.

              (e) Attached as Schedule 3.22(e) is a copy of the Operating Company's current employee manual. Except as set forth on Schedule 3.22(e), there are no material employment policies for any Company other than as set forth in such manual.

              (f) Except as set forth on Schedule 3.22(f), and further except for compensation and benefits for work performed in the Ordinary Course or for which insurance is available to the Companies, to the knowledge of the Holding Company, no Employee has any monetary claim against the Companies.

              (g) The employees of the Operating Company as of the date five
(5) Business Days prior to the date hereof are identified by name, position and status (e.g. active, short-term disability, long-term disability, unpaid leave, etc.) on Schedule 3.22(g). The Holding Company and Alkar Brasil do not have any employees.

         3.23 Employee Benefit Matters.

              (a) Schedule 3.23(a) sets forth a complete and accurate list of all Benefit Plans. Except as contemplated by this Agreement or set forth on
Schedule 3.23(a), no Benefit Plan has been amended, other than as required by Law, since the Acquisition Date. With respect to each Benefit Plan, each of the following items has been made available to Buyer: the plan document or a summary thereof and, if applicable, the most recent copies of the following: summary plan description, Form 5500 with all attachments for the years ended December 31, 2003 and 2004, audited financial statements for the Benefit Plans for the last two years, trust agreements, and most recent determination or qualification letter from the IRS.

              (b) Each Benefit Plan has been maintained and administered in all material respects in compliance with their respective terms and applicable Laws, including any relevant reporting and disclosure requirements to employees and to governmental agencies under ERISA, the Code or other applicable Laws, except for those terms that are inconsistent with statutes, regulations, and rulings requiring changes in the administration of the Benefit Plan in operation but for which amendments to such terms of the Benefit Plan are not yet required to be made, in which case the Benefit Plan has been administered in all material respects in accordance with the provision of applicable statutes, regulations and rulings.

              (c) Schedule 3.23(c) identifies each of the Qualified Plans, and each such Qualified Plan is so qualified. With respect to each Qualified Plan, the IRS determination letter, if any, remains in effect and has not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to the knowledge of the Companies and Sellers, threatened by, any governmental agency, except for routine requests for determination of qualification. Schedule 3.23(c) identifies each Qualified Plan for which the Companies have not submitted a determination letter request to the IRS as of the date hereof.

              (d) No Qualified Plan has suffered any "accumulated funding deficiency," within the meaning of ERISA Section 302 and Section 412 of the Code, whether or not waived. All contributions required to be made with respect to any Benefit Plan on or prior to the Closing Date have been timely made.

              (e) Except as set forth on Schedule 3.23(e): (i) none of the Companies maintains or contributes to, or is obligated to contribute to, and
(ii) none of the Companies has, since the Acquisition Date, maintained or contributed to, or has been obligated to contribute to, a "multiemployer plan," as defined in Section 3(37) of ERISA.

              (f) Since the Acquisition Date, none of the Companies nor any ERISA Affiliate, as defined below, has a material liability to the Pension Benefit Guaranty Corporation with respect to any Benefit Plan. There has been no "reportable event," as defined in Section 4043(b) or (c) of ERISA, with any respect to any Benefit Plan, for which notice has not been waived.

              (g) None of the Companies has made or is obligated to make any nondeductible contributions to any Qualified Plan.

              (h) No Benefit Plan is subject to Title IV of ERISA and no liability under Title IV of ERISA has been incurred by any of the Companies or any trade or business that, together with the Companies, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate").

              (i) None of the Companies has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or ERISA Section 406 and not exempted under Section 4975 of the Code or ERISA Section 408, respectively, with respect to the Benefit Plans, and, to the knowledge of the Companies and Sellers, all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Benefit Plans, have complied with the requirements of Section 404 of ERISA.

              (j) Other than routine claims for benefits, there are no material actions, audits, investigations, suits, or claims pending or, to the knowledge of the Companies and Sellers, threatened against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans, and there are no issues outstanding with reference to any Benefit Plan pending before any governmental entity.

              (k) Except as set forth in Schedule 3.23(k), neither the execution and delivery of this Agreement, nor the transaction contemplated hereby will (i) result in any payment or increased or accelerated payment or benefit to an Employee, including severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in any payments under any Benefit Plan which would not be deductible under Section 280G of the Code.

              (l) Except as set forth on Schedule 3.23(l), no Benefit Plan provides benefits to current or former Employees beyond their retirement or other termination of service (other than benefits under any Qualified Plan or coverage mandated by COBRA or similar state law, the cost of which is fully paid by the current or former Employee or his or her dependents) and none of the Companies has a current or contingent liability with respect to any such current or former Benefit Plan.

              (m) The Companies have at all times in the past three (3) years properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable, except for any failure which could not reasonably be expected to be material. There is no action, suit or investigation pending, or to the knowledge of the Companies and Sellers, threatened, against the Companies by any individual or governmental entity challenging or questioning the classification by the Companies of any individual as a independent contractor, including any claim for unpaid benefits, for or on behalf of, any such individuals.

         3.24 Product Liability. Except as set forth on Schedule 3.24, there are not presently pending, or, to the knowledge of the Companies and Sellers, threatened, and, to the knowledge of the Companies and Sellers, no incidents have occurred which would constitute a valid basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Companies prior to the Closing Date.

         3.25 Accounts Receivable; Progress Billings; and Customer Advances.

              (a) Except to the extent accounted for as progress billings pursuant to subsection (b) below, all accounts receivable of the Companies, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business and are current and collectible net of any reserves shown in the Financial Statements. Subject to such reserve, to the knowledge of the Companies and Sellers, each such account receivable either has been collected in full or will be collected in full, without any set-off, within 90 days after the day on which it became due and payable in accordance with the Companies' past practice.

              (b) All progress billings of the Companies represent amounts due from customers in connection with the terms of validly existing contractual commitments and are recorded in conjunction with work performed in accordance with GAAP consistently applied. Subject to reserves shown in the Financial Statements, to the knowledge of the Companies and Sellers, each progress billing will be collected in full, without any set-off, in accordance with the contractual relationship pursuant to which it arises.

              (c) Schedule 3.25(c) sets forth a true and complete list of each customer advance of the kind that would be required to be set forth in the "customer advance" line item in the Financial Statements.

         3.26 Disputed Accounts Payable. Except as set forth in Schedule 3.26, there are no unpaid invoices or bills representing amounts alleged to be owed by any of the Companies, or other alleged obligations of any of the Companies, which the respective Company has disputed or determined to dispute or refuse to pay.

         3.27 Inventory. All of the inventories of the Companies, whether reflected in the Financial Statements or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down in the Financial Statements to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Companies. All work in process and finished goods inventory held by the Companies is free of any Defect or other deficiency.

         3.28 Suppliers, Distributors and Customers. Schedule 3.28 lists, by dollar volume paid for the twelve months ended on September 30, 2005, (i) the ten largest suppliers to the Business, and (ii) the ten largest customers of the Business. Except as set forth on Schedule 3.28, neither the Sellers nor any of the Companies has received (i) any written communication from any representative of a supplier or customer listed on Schedule 3.28 of any intention to terminate all purchases from the Companies with respect to the Business or (ii) any written communication from any representative of such customers of any intention to materially reduce the price of such purchases from the Companies with respect to the Business or to materially and adversely change the terms (including credit terms) of the sales agreements or similar arrangements with such customers; provided, however, that Buyer acknowledges that such terms are negotiated on a proposal by proposal basis. Except as set forth on Schedule 3.28, since June 1, 2005, neither the Sellers nor the Companies has either (x) received any written complaint from any customer concerning the products of the Companies in respect of the Business or (y) had any such products returned by any such customer, except, in the case of both clauses (x) and (y), for complaints and returns (or replacements) made in the ordinary course of business. Neither the Sellers nor the Companies have any notice that any supplier or customer intends to cancel its relationship with the Companies as a result of the transactions contemplated by this Agreement.

         3.29 Brokers, Finders. Other than Lincoln Partners, L.L.C., no finder, broker, agent, or other intermediary acting on behalf of the Companies or the Sellers is entitled to a commission, fee, or other compensation from the Companies in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         3.30 Full Disclosure. Except as set forth on Schedule 3.30, to the current, actual knowledge of the Sellers, the Companies and Sellers have not omitted any material disclosures necessary in order to make the representations and warranties made in this Agreement, in light of the circumstances under which they were made, not misleading.

         B. Each Seller and Custodian as to himself or itself only makes each of the representations and warranties contained in Section 3.31 to the Buyer, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

         3.31 Seller and Custodian Representations and Warranties.

              (a) Each Seller and Custodian has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

              (b) Except as set forth on Schedule 3.31(b), the execution and delivery of this Agreement by such Seller and Custodian, the performance by such Seller or Custodian of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) if applicable, contravene any provision of the Articles of Incorporation, Bylaws or other organizational or governing document of such Seller or Custodian, (ii) violate or conflict with any Law of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against such Seller or Custodian, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against such Seller or Custodian, (iv) give to any individual or entity a right or claim against such Seller or Custodian or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other person.

              (c) Each of this Agreement, the stock certificates, stock powers, endorsements, assignments and other instruments has been duly executed and delivered by such Seller and Custodian and constitutes a legal, valid and binding obligation of such Seller or Custodian, enforceable against such Seller or Custodian in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general principles of equity.

              (d) As of the Closing, such Seller owns beneficially and of record the shares of Holding Company Stock as are set forth on the Ownership Schedule, free and clear of all Encumbrances.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

                  The Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

         4.1 Existence and Power.

             (a) The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

             (b) The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

             (c) No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Buyer.

         4.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Buyer.

         4.3 Brokers, Finders. Except as set forth on Schedule 4.3, no finder, broker, agent, or other intermediary acting on behalf of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         4.4 Compliance with Securities Laws. The Buyer is acquiring the Holding Company Stock for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of the Holding Company Stock or any interest therein except in compliance with the Securities Act of 1933, as amended, and any other applicable federal, state or foreign securities laws.

         4.5 Litigation. There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened against the Buyer or any of the Buyer's Affiliates, at law or in equity, which if adversely determined would have a Material Adverse Effect on the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby. There are no orders, writs, injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer which could interfere with the Buyer's ability to consummate the transactions contemplated by this Agreement.

         4.6 Funds. The Buyer has sufficient funds on hand or available pursuant to unconditional commitments to pay the Purchase Price.

                                   ARTICLE V
                                   [RESERVED]
                                   ----------

                                  ARTICLE VI
                      ADDITIONAL AGREEMENTS OF THE PARTIES
                      ------------------------------------

         6.1 Books and Records. For a period of seven (7) years after the Closing, the Buyer shall provide the Sellers and their representatives with reasonable access to all books and records of the Companies as may be reasonably required in connection with (a) preparing Tax Returns, (b) defending any claim in respect of which a Notice of Claim has been served on a Seller or
(c) reviewing the Closing Balance Sheet as referred to in Section 2.4, during normal business hours, including, but not limited to the Records; provided, however, that such access and assistance does not unreasonably disrupt the normal operations of Buyer. Unless otherwise consented to in writing by the Sellers' Representative, the Buyer shall not, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to the Sellers such Records.

         6.2 Announcements. Except as may be required by law or applicable listing agreement with a national securities exchange, none of Buyer, the Companies, Sellers or any of their respective Affiliates, shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior approval of the other parties. Each party will use commercially reasonable efforts to consult with the other parties (and consider in good faith the comments of the other parties) in connection with any such press release or public statement.

         6.3 Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

         6.4 Resignation of Directors. At or immediately following the Closing, the Sellers will cause each of the officers and directors of the Companies to resign as an officer and/or director of each of the Companies (as applicable) effective as of the Closing.

         6.5 Discharge of Liabilities. Upon payment of the Purchase Price in accordance with the wire transfer instructions provided by Sellers pursuant to
Section 2.3, the Sellers will have, or will have caused the Companies to have, paid those debts and liabilities of the Companies listed on the attached
Schedule 6.5 (the "Satisfied Debts and Liabilities"). The Parties agree and acknowledge that irrespective of the foregoing sentence, the Closing Balance Sheet prepared in accordance with Sections 2.4 and 2.5 shall be free of such Satisfied Debts and Liabilities.

         6.6 Guarantees. If one or more of the Sellers or any of their Affiliates remain a party to any guarantee, indemnity or bond in respect of the Business or the Companies as of Closing, then the Buyer shall use its, and shall cause the Companies to use commercially reasonably efforts to obtain a release of any such Sellers or their Affiliates from such guarantee, indemnity or bond. To the Companies' and Sellers' knowledge, all such guarantees, indemnities and bonds are listed on Schedule 6.6 hereto.

         6.7 Tax Matters.

             (a) The Sellers shall prepare or cause to be prepared and/or cause to be filed all Tax Returns for the Companies for all Pre-closing Periods which are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the Companies' prior practice. At least thirty (30) days prior to the filing of each such Tax Return, the Sellers shall provide the Tax Return to the Buyer for its review and comment and the Sellers shall consider in good faith Buyer's comments to such Tax Returns. Sellers shall be responsible for payment of any Taxes for any Pre-closing Periods, and shall be entitled to any refunds or credits (including any applicable interest) shown on such Tax Returns necessary to conform the Tax Return with the preceding sentence or to be consistent with applicable Law and shall provide the Tax Return, as revised, to the Buyer for filing. The Buyer shall prepare or cause to be prepared and the Buyer shall timely file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date (the "Straddle Periods"). Such Tax Returns shall be prepared in a manner consistent with the Companies' prior practice to the extent consistent with applicable Laws. At least thirty (30) days prior to the filing of each such Tax Return with respect to Straddle Periods, the Buyer shall provide copies of such Tax Return to the Sellers for the Sellers' review and comment and the Buyer shall consider in good faith Sellers' comments to such Tax Returns. For Tax Returns relating to the Straddle Periods, the Sellers shall pay to the Buyer within fifteen (15) days before the date on which such Taxes are to be paid the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date in excess of any amount accrued as a liability for Taxes in the calculation of Final Net Working Capital (such excess "Straddle Period Taxes"). Such Straddle Period Taxes shall be calculated as though the taxable year of the Companies terminated as of the end of the day on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Straddle Period Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

             (b) The Buyer and the Sellers shall cooperate fully with each other and with each party's accounting firms and legal counsel, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes or pertaining to the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to each of the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests the Sellers shall allow the Buyer to take possession of such books and records prior to such transfer, destruction or discarding.

             (c) The Buyer and the Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

             (d) On the Closing Date, any tax sharing agreement or other similar arrangement to which any of the Companies is a party shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of Tax liabilities or otherwise.

             (e) The Sellers shall severally and not jointly be liable for, and shall indemnify and hold the Buyer and the Companies and the Buyer's Affiliates harmless against, their respective Indemnification Pro Rata Portion of all Losses and Taxes suffered by the Buyer, the Companies and the Buyer's Affiliates arising out of, incident to, or as a result of: (i) subject to the limitations set forth in Article IX of this Agreement, the inaccuracy of any representation or warranty made by the Companies in Section 3.10, (ii) any breach of any covenant of the Sellers contained in this Section 6.7; (iii) Taxes of or attributable to any of the Companies for any Pre-closing Periods, but only to the extent that the amount of such Taxes exceeds the amount accrued as a liability for Taxes in the calculation of Final Net Working Capital; (iv) Straddle Period Taxes, but only to the extent that the amount of such Taxes exceeds the amount accrued as a liability for Taxes in the calculation of Final Net Working Capital; (v) Taxes payable by the Companies with respect to any Pre-closing Period or pre-closing portion of any Straddle Period by reason of the Companies being severally liable for the Tax of any Person pursuant to Treas. Reg. Section 1.1502-6 or any analogous state or local Tax law; (vi) any amount required to be paid by the Companies under an indemnification agreement (other than this Agreement) or on a transferee liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date; and (vii) all Taxes described in Section 2.6. Any claims hereunder shall be resolved in accordance with the procedures set forth in Sections 9.3 and 9.4.

             (f) The Buyer shall be liable for, and shall indemnify and hold the Sellers harmless against, all Losses and Taxes suffered by the Sellers and arising out of, incident to, or as a result of: (i) Taxes for any taxable year or taxable period commencing after the Closing Date attributable to the Companies and (ii) Taxes attributable to the Companies with respect to the post-closing portion of any Straddle Period.

             (g) Amended Tax Returns. Except to the extent required under applicable Law, Buyer shall not amend any Tax Return for any Pre-Closing Periods with respect to the Companies that affects the Tax liability of the Sellers without the prior consent of Sellers, which consent shall not be unreasonably withheld or delayed.

         6.8 Non-Competition; Non-Solicitation; Confidentiality.

             (a) Non-Competition.

                 (i) Each Investor agrees and acknowledges that in order to assure Buyer that the Business will retain its value as a going concern, it is necessary that such Investor undertakes not to utilize its special confidential knowledge of the Business and its relationship with clients or customers to compete with Buyer and the Companies. Each Investor further agrees and acknowledges that the Business could be irreparably damaged if such Investor were to engage in any Competing Business. Therefore, as a significant inducement to Buyer to enter into and perform its obligations under this Agreement and to acquire the Holding Company Stock, each Investor hereby agrees that for a period of five (5) years after the Closing Date (the "Non-Competition Period"), no such Investor nor any of its successors, assigns or Affiliates shall, anywhere in the world, directly or indirectly, either for themselves or any other person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist in any manner any person that engages in or owns, operates, manages, controls, invests in or participates in, any Competing Business.

                 (ii) Each of Jurkowski, Hanson, Smith and Shackelford (the "Restricted Managers") agrees and acknowledges that in order to assure Buyer that the Business will retain its value as a going concern, it is necessary that such Restricted Manager undertakes not to utilize his special confidential knowledge of the Business and his relationship with clients or customers to compete with Buyer and the Companies. Each Restricted Manager further agrees and acknowledges that the Business could be irreparably damaged if such Restricted Manager were to engage in a Competing Business. Therefore, as a significant inducement to Buyer to enter into and perform its obligations under this Agreement and to acquire the Holding Company Stock, each Restricted Manager hereby agrees that for a period of three (3) years after the Closing Date (the "Restricted Manager Non-Competition Period"); provided, however, that with respect to each Restricted Manager, if such Restricted Manager's employment is terminated by the Companies without Cause after the Closing Date, the Restricted Manager Non-Competition Period shall, if shorter, continue only through the period of time such Restricted Manager receives severance equal to the then current base salary of such Restricted Manager (provided such base salary has not been materially reduced immediately prior to termination of employment); provided, further, that with respect to each Restricted Manager, if such Restricted Manager's employment is terminated by the Companies with Cause after the Closing Date, the Restricted Manager Non-Competition Period shall, if shorter, continue for a period of one (1) year after the termination of such Restricted Manager), no such Restricted Manager nor any of his Affiliates shall, anywhere in the world, directly or indirectly, either for himself or any other person, engage in, own, operate, manage, control, invest in or participate in any manner or permit their names to be used by, act as a consultant or adviser to, render services for (alone or in association with any person), or otherwise assist in any manner any person that engages in or owns, operates, manages, controls, invest in or participates in, any Competing Business.

                 (iii) Notwithstanding the foregoing, each Seller shall be permitted to invest in stock, bonds, or other securities of any public corporation, regardless of whether such public corporation is a Competing Business so long as such Seller is not involved in the business of such corporation and provided (i) such stock, bonds, or other securities are listed on any national or required exchange or have been registered under Section 12(g) of the Securities Act of 1934; and (ii) its investment does not exceed, in the case of any class of capital stock of any issuer, five (5%) percent of the issued and outstanding shares, or in the case of bonds or other securities, five (5%) percent of the aggregate principal amount thereof issued and outstanding.

             (b) Non-Solicitation of Employees.

                 (i) Each Seller agrees that, for a period of three (3) years after the Closing Date (the "Non-Solicitation Period"), neither it nor any of its successors, assigns or Affiliates will directly or indirectly engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with, without the prior written consent of Buyer, any person who is (or was within one hundred eighty
(180) days of the Closing Date) an employee of the Companies on the Closing Date unless such employee is terminated by the Companies or, with respect to all employees other than the Restricted Managers, more than one hundred eighty
(180) days shall have passed since employee's voluntary termination of his or her employment by the Companies.

                 (ii) Without limiting the generality of the provisions of
Section 6.8(b), each Seller hereby agrees that during the Non-Solicitation Period, neither it nor any of its successors, assigns or Affiliates shall, directly or indirectly, without the prior written consent of Buyer (i) induce any person which is a customer of the Business or Buyer to patronize any Competing Business; (ii) canvass, solicit or accept from any person who is a customer of the Business or Buyer, any such competitive business; or (iii) request or advise any person who is a customer or vendor of the Business or Buyer or their successors to withdraw, curtail or cancel any such customer's or vendor's business with any such entity.

             (c) Confidential Information. During the Non-Competition Period, each Seller and its Affiliates shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. Each Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Companies, the Business and Buyer.

             (d) Blue Pencil. Each Seller recognizes that the territorial, time and scope limitations set forth in this Section 6.8 are reasonable and are properly required for the protection of the Business' and Buyer's legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and each Seller agree, and each Seller submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

             (e) Equitable Remedies. Each Seller acknowledges and agrees that the covenants set forth in this Section 6.8 are reasonable and necessary for the protection of the Business and Buyer's business interests, its failure to comply with any of the provisions of this Section 6.8 will cause irreparable harm to Buyer and the Companies and that in the event of Seller's or its Affiliates actual or threatened breach of any of the provisions contained in this Section 6.8, Buyer will have no adequate remedy at law. As a result, each Seller agrees that in the event of any actual or threatened breach of any of the covenants set forth in this Section 6.8, Buyer and the Companies may seek equitable relief against such Seller and its Affiliates, including, but not limited to, restraining orders and injunctions, without having to show actual monetary damages or posting a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer and the Companies from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the right to monetary damages.

         6.9 [Reserved].

         6.10 G. Woodrow Adkins Guarantee. G. Woodrow Adkins hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, and as a guaranty of payment when due and not of collectibility, to the Buyer and its successors and assigns the prompt and punctual payment and satisfaction in full of all obligations, liabilities and indebtedness of any kind, nature and description, if any, of Adkins under this Agreement and the Release delivered by Adkins pursuant to this Agreement, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, together with all claims for damages arising from the failure to pay such amounts or perform such obligations, and all costs and expenses (including, without limitation, attorneys' fees and legal expenses) incurred in connection with the collection, enforcement and defense of any of Adkins obligations, liabilities and indebtedness as aforesaid. G. Woodrow Adkins hereby (a) further agrees that if Adkins shall fail to pay, or otherwise satisfy, in full any of such amounts when they become due, he shall promptly pay, or otherwise satisfy the same and (b) waives, for the benefit of Buyer and its successors and assigns, (i) any right to require Buyer to proceed against Adkins, (ii) any right to set-offs, recoupments and counterclaims, (iii) notices, demands, presentments, protests, notices of protest and notices of action or inaction under this Agreement and the Release delivered by Adkins pursuant to this Agreement; (iv) any right of subrogation, reimbursement, indemnification or contribution that he may have against Adkins and (v) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate him or sureties, or which may conflict with the terms of this Section 6.10. The obligations of G. Woodrow Adkins pursuant to this Section 6.10 (i) shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of any indemnification obligation of Adkins is rescinded as a preference, fraudulent transfer or conveyance or must otherwise be returned by Buyer on the insolvency, bankruptcy or reorganization of Adkins, all as though the payment had not been made and (ii) shall be subject to any defenses, counter-claims, rights of offset and the like which are or would otherwise be available to Adkins.

                                  ARTICLE VII
             CLOSING DELIVERIES OF THE HOLDING COMPANY AND SELLERS
             -----------------------------------------------------

         7.1 Deliveries of the Holding Company. The Holding Company shall make or tender, or cause to be made or tendered, delivery to the Buyer of the following:

             (a) a certificate of the Holding Company (signed by an officer of the Holding Company) certifying that the Companies have performed or complied with all of their obligations under this Agreement, which certificate, for all purposes herein, shall be deemed to constitute a representation and warranty of the Companies pursuant to Article III hereof;

             (b) all of the Records; and

             (c) such other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.

7.2 Deliveries of the Sellers. Each Seller shall make or tender, or cause to be made or tendered, delivery to the Buyer of the following:

             (a) stock certificates evidencing the Holding Company Stock owned by such Seller, which certificates shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to the Buyer under applicable law;

             (b) a certificate of such Seller certifying that such Seller has performed or complied with all of its obligations under this Agreement;

             (c) the Transaction Escrow Agreement, duly executed by such Seller;

             (d) the Releases and Resignations, each duly executed by the signatories thereto;

             (e) a certificate from each Seller (in form and substance reasonably acceptable to Buyer) certifying such Seller's non-foreign status in accordance with Code Section 1445 and the regulations promulgated thereunder; and

             (f) such other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.

                                 ARTICLE VIII
                          CLOSING DELIVERIES OF BUYER
                          ---------------------------

         8.1 Deliveries. The Buyer shall make or tender, or cause to be made or tendered, delivery to the Escrow Agent of the Escrow Amount in accordance with
Section 2.3 and delivery to the Sellers of the Closing Payment in accordance with Section 2.3 and the following:

             (a) the certificate required by an officer of the Buyer certifying that Buyer has performed or complied with all of its obligations under this Agreement, which certificate, for all purposes herein, shall be deemed to constitute a representation and warranty of the Buyer pursuant to Article IV hereof;

             (b) the Transaction Escrow Agreement, duly executed by the Buyer;
and

             (c) such other customary documents, instruments or certificates as shall be reasonably requested by Sellers and as shall be consistent with the terms of this Agreement.

ARTICLE IX
                             INDEMNIFICATION/ESCROW

         9.1 Indemnification by Sellers.

             (a) Subject to the terms and limitations set forth in this Article IX, each Seller shall severally, in accordance with his/its Indemnification Pro Rata Portion, indemnify and hold harmless the Buyer and the Companies (as wholly-owned subsidiaries of Buyer) and their stockholders, directors, officers, employees, attorneys, agents and Affiliates (collectively, the "Buyer Indemnified Parties") from and against and in respect of any and all Losses arising out of, relating to, or resulting from any (i) breach of any of the representations and warranties made by the Sellers and the Companies in Article III (excluding, in any event, those representations and warranties made by the Sellers, and not the Companies, contained in Section 3.31), (ii) any breach of the covenants or agreements made by the Companies in or pursuant to this Agreement (for the avoidance of doubt, in this Section the terms "covenants" and "agreements" specifically exclude any representation or warranty under
Article III), or (iii) any inaccuracy in any certificate, instrument or other document delivered by the Companies as required by this Agreement.

             (b) Subject to the terms and limitations set forth in this Article IX, each Seller shall severally, in accordance with his/its Indemnification Pro Rata Portion, indemnify and hold harmless the Buyer Indemnified Parties from and against and in respect of any and all Losses arising out of, relating to or resulting from (i) any breach of any of the representations and warranties made by such Seller in Section 3.31 hereof, (ii) any breach or violation by such Seller of the covenants or agreements made in this Agreement by such Seller, or
(iii) any inaccuracy in any certificate, instrument or other document delivered by such Seller as required by this Agreement.

         9.2 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Sellers against and in respect of any and all Losses arising out of, relating to, or resulting from:

             (a) any breach or violation of the covenants made in this Agreement by the Buyer;

             (b) any breach of any of the representations or warranties made in
Article IV by the Buyer; or

             (c) any inaccuracy in any certificate, instrument or other document delivered by the Buyer as required by this Agreement.

         9.3 Notice and Payment of Losses. Upon obtaining knowledge of any Loss, the Injured Party shall promptly provide the Indemnifying Party or Indemnifying Parties with a Notice of Claim; provided, however, that failure of an Injured Party timely to give a Notice of Claim to the Indemnifying Party or Indemnifying Parties shall not release an Indemnifying Party from its indemnity obligations set forth in this Article IX except to the extent that such failure materially prejudices the ability of such Indemnifying Party to defend such claim. A Notice of Claim shall specify in reasonable detail, to the extent known by the Injured Party, the nature and, to the extent reasonably calculable, estimated amount of any such claim giving rise to a right of indemnification. Each Indemnifying Party shall satisfy its obligations under
Section 9.1 or 9.2, as the case may be, within forty-five (45) days of its receipt of a Notice of Claim; provided, however, that for so long as an Indemnifying Party is disputing its liability or defending a third-party claim in good faith pursuant to Section 9.4, its obligations to indemnify the Injured Party with respect thereto shall be suspended until such claim is settled or a final unappealable judgment of a court of competent jurisdiction is given in relation to such claim. Each Indemnifying Party shall have fifteen (15) days (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action) after receipt of a Notice of Claim to notify the Injured Party (a) whether or not it disputes its liability to the Injured Party with respect to such Notice of Claim and (b) whether it or the Indemnifying Parties collectively elect to defend a third-party claim pursuant to Section 9.4.

         9.4 Defense of Third-Party Claims. With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party or Indemnifying Parties, as the case may be, may defend, in good faith by appropriate actions diligently pursued and at its or their own expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate in (but not control) at its expense in the defense of any such third-party claim; provided, however, that the Injured Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel) if (i) the Indemnifying Party and the Injured Party so mutually agree; (ii) the Indemnifying Party fails within a reasonable time to retain counsel reasonably satisfactory to the Injured Party;
(iii) the Injured Party shall have reasonably concluded that there may be legal defense available to it that are different from or in addition to those available to the Indemnifying Party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Injured Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the Indemnifying Party fails to assume the defense of such third party claim in accordance with this Section 9.4 within ten (10) days after delivery of the notice in accordance with Section 9.3 or fails to diligently pursue the defense thereof, the Injured Party against which such third party claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such third party claim, and the Indemnifying Party shall be liable for any resulting settlement of such third party claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Injured Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Injured Party assumes the defense of the claim in good faith, the Injured Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. So long as an Indemnifying Party or the Indemnifying Parties are defending any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party or Indemnifying Parties, as the case may be. The Indemnifying Party or Indemnifying Parties, as the case may be, may not settle or compromise such third-party claim without the consent of the Injured Party, which consent shall not be unreasonably withheld. The Injured Party shall make available to the Indemnifying Party or the Indemnifying Parties, as the case may be, or its or their representatives all records and other materials reasonably required for use in contesting any third-party claim. The Injured Party shall cooperate fully with the Indemnifying Party or Indemnifying Parties in the defense of all such claims.

         9.5 Survival of Representations and Warranties and Certain Covenants. Except for the representations and warranties contained in Section 3.10 (Taxes), 3.18 (Environmental Matters), 3.23 (Employee Benefit Matters) and 3.24 (Product Liability), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations and except for the representations and warranties contained in Sections 3.1 and 4.1 (Existence and Power), 3.2 (No Violation), 3.3 and 4.2 (Valid and Enforceable Agreement), 3.4 (Capitalization and Ownership), 3.5 (Good Title Conveyed), and 3.31 (Seller and Custodian Representations and Warranties), which shall survive the Closing Date indefinitely, all of the representations and warranties made by any Party in Articles III and IV shall survive for a period of eighteen (18) months following the Closing and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim. No party shall be entitled to indemnification for breach of any representation and warranty set forth in Articles III and IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

         9.6 Limitation on Indemnification.

             (a) Sellers shall not be required to indemnify and hold the Buyer Indemnified Parties harmless under Section 9.1(a)(i) or (iii) until the aggregate amount of Losses exceeds $325,000 (the "Basket Amount"), at which point Sellers shall be required to indemnify and hold the Buyer Indemnified Parties harmless for all Losses in excess of the Basket Amount, up to, but not in excess of, the limitations set forth in Subsection (b) herein; provided, however, where the aggregate amount of Losses arising out of a single claim or series of related claims derived from the same or related facts, events or circumstances for which any Buyer Indemnified Party could otherwise seek indemnification under Section 9.1(a)(i) or (iii) does not exceed $10,000, such claim or series of related claims shall not count towards the Basket Amount as Losses for purposes of this Agreement; provided, further, that the limitations set forth in this Section 9.6 shall not apply to Losses under Section 9.1(a)(ii) or Section 9.1(b). Notwithstanding anything to the contrary contained herein, in no event shall any of the Companies be required to indemnify or hold the Buyer Indemnified Parties harmless under Section 9.1 after the Closing. Such obligations shall be solely the several obligations of Sellers.

             (b) Notwithstanding anything contained herein to the contrary, in no event shall any Seller be liable under Section 9.1(a)(i) or (iii) in an amount in excess of such Seller's Indemnification Pro Rata Portion of the following percentages of the Base Purchase Price:

                 (i) with respect to a breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.14, or 3.31: one hundred percent (100%) of the Base Purchase Price;

                 (ii) with respect to a breach of a representation or warranty set forth in Sections 3.10 and 3.19: fifty percent (50%) of the Base Purchase Price;

                 (iii) with respect to a breach of a representation or warranty set forth in Sections 3.18 and 3.24: thirty percent (30%) of the Base Purchase Price; provided, however, that with respect to any claims relating to a breach of the warranties and representations as to products liability under Section 3.24: such percentage cap shall only apply to product liability claims with respect to products sold prior to Closing and all other breaches of the representations and warranties in Section 3.24 shall be such to the percentage cap set forth in subsection (iv); and

                 (iv) with respect to a breach of any other representation or warranty set forth in Article III: thirty percent (30%) of such Seller's Indemnification Pro Rata Portion of the Base Purchase Price for indemnification claims made within six (6) months after the Closing Date and fifteen percent (15%) of the Base Purchase Price for indemnification claims made thereafter.

             (c) In no event shall any Seller be liable in the aggregate under
Section 9.1(a)(i) and (iii) and 9.1(b)(i) and (iii) in an amount in excess of such Seller's Indemnification Pro Rata Portion of one hundred percent (100%) of the Base Purchase Price; provided further that in no event shall Mortenson be liable under Section 9.1(a) and 9.1(b) in an amount in excess of such individual's Indemnification Pro Rata Portion of one hundred percent (100%) of the Base Purchase Price.

             (d) All indemnification obligations shall be paid in U.S. Dollars in the United States.

         9.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

         9.8 Exclusive Remedy. In the absence of fraud, except as set forth in
Section 6.8, the indemnification provisions set forth in this Article IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement; provided however, such limitation shall not impair the rights of any of the Parties to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

         9.9 Transaction Escrow Agreement. The Sellers shall deliver the Escrow Amount to the Escrow Agent at Closing to be held and disbursed by the Escrow Agent pursuant to the Transaction Escrow Agreement and this Agreement. The Escrow Amount shall be applied to satisfy indemnification obligations of the Sellers in accordance with the terms thereof. The Buyer agrees that until the termination of the Transaction Escrow Agreement it shall satisfy all of its claims for indemnification hereunder by first making a claim pursuant to and in accordance with the terms of the Transaction Escrow Agreement.

                                   ARTICLE X
                     APPOINTMENT OF SELLERS' REPRESENTATIVE

         10.1 Appointment. Each Seller hereby irrevocably constitutes and appoints FCF through any one of its officers as Sellers' Representative for the purpose of representing such Seller in connection with the following matters:

              (a) consenting to, compromising, paying and resolving all matters with respect to the determination of the Closing Balance Sheet, the Final Net Working Capital and the related matters thereto pursuant to Sections 2.4 and
2.5 herein,

              (b) consenting to, compromising, paying and resolving all indemnification obligations arising under Article IX,

              (c) accepting on behalf of each Seller service of process and any notices required to be served on Sellers,

              (d) exercising all rights, and discharging all duties and obligations, of the Sellers under the Transaction Escrow Agreement, and

              (e) the appointment of FCF as the Sellers' Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and shall not be terminated by any or all of the Sellers without the consent of the Buyer, which consent may be withheld for any reason. Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, successors and assigns of each Seller.

                  For the avoidance of doubt, any compromise or settlement of any matter by Sellers' Representative shall be binding on and fully enforceable against, all Sellers.

         10.2 Reliance. Each Seller hereby agrees that: (i) in all matters in which action by Sellers' Representative is required or permitted, Sellers' Representative is authorized to act on behalf of each Seller, notwithstanding any dispute or disagreement among any Seller, and any Buyer Indemnified Party shall be entitled to rely on any and all action taken by Sellers' Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any Buyer Indemnified Party of any such dispute or disagreement; (ii) notice to Sellers' Representative, delivered in the manner provided in Section 11.1, shall be deemed to be notice to each Seller for the purposes of this Agreement; (iii) the power and authority of Sellers' Representative, as described in this Agreement, shall continue in full force until all rights and obligations of each Seller under this Agreement shall have terminated, expired or been fully performed.

         10.3 Authority. In furtherance and not in limitation of the authority granted to the Sellers' Representative above, each of the Sellers, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorizes the Sellers' Representative without notice to such Seller hereunder to:

              (a) Waive any provision of this Agreement (except the limitations contained in Section 9.6);

              (b) Make and receive notices and other communications pursuant to this Agreement (and provide copies of the same to the Managers' counsel as provided in Section 11.1), including any service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions hereunder;

              (c) Settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement on behalf of all or any of the Sellers, including, without limitation, by consenting to the entry of any confession of judgment in connection therewith, as further provided in Section 10.4, below;

              (d) Appoint or provide for successor agents, with the consent of the Buyer, such consent not to be unreasonably withheld; and

              (e) Pay reasonable expenses incurred or which may be incurred by or on behalf of the Sellers in connection with this Agreement.

In the event of the failure or refusal of the Sellers' Representative to continue to act as the Sellers' Representative, the Investors shall, by majority vote of the Investors, promptly appoint one of the remaining Sellers as their agent for purposes of this Article X, and failing such appointment within fifteen (15) days following such failure or refusal, the Buyer may, by written notice to the Sellers at the last address of the Sellers designated under this Agreement, designate one of the remaining Sellers as such agent.

         10.4 Claims. Any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Sellers under this Agreement relating to a matter within the scope of the Sellers' Representative authority specified in Section 10.1 may be asserted, brought, prosecuted or maintained only by the Sellers' Representative, and the Sellers hereby irrevocably waive any right to enforce such rights in their own name. The Sellers consent and agree that any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Buyer under this Agreement relating to a matter within the scope of the Sellers' Representative's authority specified in Section 10.1 may be asserted, brought, prosecuted or maintained by Buyer against the Sellers by service of process on the Sellers' Representative and without the necessity of serving process on, or otherwise joining or naming as a defendant in such claim, action, suit or other proceeding, any Sellers. For this purpose, each Seller hereby irrevocably stipulates and agrees that the Sellers' Representative is a proper party defendant to represent its interests in any such proceeding and to appear on its behalf for all purposes therein, and that service of process upon the Sellers' Representative shall be effective to bind such Seller for all purposes of any such proceeding. Each Seller hereby irrevocably waives any and all rights it may have to object to jurisdiction or venue in any proceeding in which service of process is served upon the Sellers' Representative on such Seller's behalf. With respect to any matter within the scope of authority granted to the Sellers' Representative under this Article X, the Sellers shall be bound by any determination in favor of or against the Sellers' Representative or the terms of any settlement or release to which the Sellers' Representative shall become a party, including, without limitation, any confession of judgment or other stipulation or settlement granted or entered into by the Sellers' Representative on their behalf.

         10.5 Reimbursement. All reasonable out-of-pocket expenses incurred by the Sellers' Representative in the performance of his duties hereunder (including, without limitation, attorneys' and accountants' fees) shall be borne by the Sellers in the Pro Rata Portion, and neither the Companies nor the Buyer shall have any liability with respect thereto.

                                  ARTICLE XI
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         11.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery or by facsimile to the Party for whom it is intended, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 11.1 for, or such other address as may be designated in writing hereafter by, such Party:


         If to the Buyer:                             With copies to:

         Middleby Marshall, Inc.                      Skadden, Arps, Slate, Meagher &
         1400 Toastmaster Drive                       Flom LLP
         Elgin, Illinois 60120                        333 West Wacker Drive
         Attn: Timothy J. FitzGerald                  Chicago, Illinois 60606
         Telephone: (847) 741-3300                    Attn:  Shilpi Gupta
         Facsimile: (847) 741-1689                    Telephone: (312) 407-0700
                                                      Facsimile: (312) 407-0411

         If to the Holding Company:                   With copies to:

         Alkar Holdings, Inc.                         Foley & Lardner LLP
         932 Development Drive                        150 East Gilman Street
         Lodi, Wisconsin 53555                        Madison, Wisconsin  53703-1481
         Attn:  President                             Attn:   David G. Walsh
         Telephone:  (608) 592-3211                           Carl R. Kugler
         Facsimile:   _____________                   Telephone:  (608) 258-4269
                                                      Facsimile:  (608) 258-4258

         If to Sellers' Representative:               With copies to:

         Facilitator Capital Fund, Limited            Godfrey & Kahn S.C.
         Partnership                                  780 N. Water Street
         5133 West Terrace Drive, Suite 204           Milwaukee, Wisconsin 53202-3590
         Madison, Wisconsin  53718-8300               Attn:  John A. Dickens
         Attn:  Gus Taylor                            Telephone:  (414) 287-9472
         Facsimile:  (608) 227-2901                   Facsimile:  (414) 273-5198


                                                      AND

                                                      Axley Brynelson, LLP
                                                      2 East Mifflin Street, Suite 200
                                                      Madison, Wisconsin 53703
                                                      Attn:   Daniel J. Hardy
                                                              Jonathon L. Schuster
                                                      Telephone:  (608) 275-5661
                                                      Facsimile:  (608) 257-5444

                                                      AND

                                                      Neider & Boucher, S.C.
                                                      440 Science Drive
                                                      P.O. Box 5510
                                                      Madison, WI 53705-0510
                                                      Attn: George R. Kamperschroer
                                                      Telephone:  (608) 661-4528
                                                      Facsimile:  (608) 661-4510

         11.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto and thereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings relating to such subject matter, and the Parties are not relying on any written or oral representations or statements, whether express or implied, not expressly set forth in this Agreement.

         11.3 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

         11.4 Assignment; Binding Agreement. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Parties; provided that upon written notice Buyer may assign, in its sole discretion and without prior written consent, any or all of its rights under this Agreement to one or more of its lenders as security for obligations to such lenders in respect of its financing agreements and related arrangements, provided that the foregoing shall not release Buyer from its obligations hereunder. The Parties agree that the execution of this Agreement shall constitute the written notice required pursuant to this Section 11.4.

         11.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         11.6 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the consummation of the transactions contemplated hereby by Buyer shall be borne by Buyer, all costs and expenses incurred in connection with the consummation of the transactions contemplated hereby by the Companies shall be borne by the Sellers, and all costs and expenses incurred in connection with the consummation of the transactions contemplated hereby by Sellers shall be borne by Sellers.

         11.7 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to "days", unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a "person" shall be construed so as to include any individual, firm, company, government, joint venture, partnership or other legal entity. References to a "corporation" or "company" shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

         11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts to be carried out wholly within such State.

         11.9 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the circuit court located in Cook County, Illinois and (b) the United States District Court for the Northern District of Illinois, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Northern District of Illinois, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the circuit court located in Cook County, Illinois. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 11.9. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the circuit court located in Cook County, Illinois or (ii) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

         11.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         11.11 No Third Party Beneficiaries. No agreement between the parties hereto nor any action by the Companies, the Sellers, the Buyer or their Affiliates shall be deemed to create any third party beneficiary rights in any employees of the Companies, the Buyer, or any Affiliate of any of them, and no person other than the parties to this Agreement shall have any rights to enforce any provision hereof.

         11.12 Knowledge. Whenever "to the knowledge of the Companies," "known to the Companies" or a similar phrase is used to qualify a representation or warranty, the "knowledge" so referred to with respect to the Companies shall be the knowledge of the officers and senior and mid-level managers of the Companies.



SECTION 2.5 OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                           [Signature Page to Follow]

                  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.



                                     MIDDLEBY MARSHALL, INC. ("Buyer")


                                     By:    /s/  Timothy J. Fitzgerald
                                     Name:  Timothy J. Fitzgerald
                                     Title: Chief Financial Officer


                                     ALKAR HOLDINGS, INC.
                                     ("Holding Company")


                                     By:    /s/  J. Phillip Hinderaker
                                     Name:  J. Phillip Hinderaker
                                     Title: President


                                     FACILITATOR CAPITAL FUND,LIMITED
                                     PARTNERSHIP

                                     By:    ZW Capital Partners, Inc. its
                                            General Partner


                                     By:    /s/  Gus Taylor
                                     Name:  Gus Taylor
                                     Title: Senior Managing Director


                                     ADKINS HOLDINGS, LLC


                                     By:    /s/  G. Woodrow Adkins
                                     Name:  G. Woodrow Adkins
                                     Title:    Chairman and CEO




                                     /s/ Loren Mortenson
                                     Loren Mortenson




                                     /s/ J. Phillip Hinderaker
                                     J. Phillip Hinderaker




                                     /s/ John Jurkowski
                                     John Jurkowski




                                     /s/ Robert Hanson
                                     Robert Hanson




                                     /s/ David Smith
                                     David Smith




                                     /s/ Daryl Shackelford
                                     Daryl Shackelford


                                     J. PHILLIP HINDERAKER -
                                     IRA By: Bank of Sun
                                     Prairie, Custodian


                                     By:    /s/  Kurt Kniess
                                     Name:  Kurt Kniess
                                     Title:_____________________________


                                     JOHN JURKOWSKI - IRA
                                     By: Bank of Sun Prairie, Custodian


                                     By:    /s/  Kurt Kniess
                                     Name:  Kurt Kniess
                                     Title:_____________________________


                                     ROBERT HANSON - IRA
                                     By: Bank of Sun Prairie, Custodian


                                     By:    /s/  Kurt Kniess
                                     Name:  Kurt Kniess
                                     Title:_____________________________


                                     DARYL SHACKELFORD - IRA
                                     By: Bank of Sun Prairie, Custodian


                                     By:    /s/  Kurt Kniess
                                     Name:  Kurt Kniess
                                     Title:_____________________________


                                     AND SOLELY WITH RESPECT TO
                                     SECTIONS 6.8 AND 6.10 HEREOF:


                                     /s/  G. Woodrow Adkins
                                     G. Woodrow Adkins